- 8 King Street, Suite 208 - Toronto Ontario, Canada - M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

Colombia Goldfields Ltd. Announces Private Placement Financing

TORONTO, ON, NOVEMBER 29, 2007: Colombia Goldfields Ltd. (the “Company”) (TSX: GOL / OTCBB: CGDF) today announced that it plans to raise up to CDN$15.0 million through the sale of units in a private placement transaction, subject to regulatory approval.

Each unit will consist of one common share and one-half of one common share purchase warrant. One whole common share purchase warrant will entitle the holder to purchase one common share. The pricing of the offering will be determined in the context of the market.

The net proceeds from the offering will be used in support of the Company’s strategy to consolidate the Marmato Gold District by funding the purchase of additional mining titles, ongoing exploration expenditures and working capital and other general corporate purposes.

The offering is expected to close mid-December.

The units will not be registered under the U.S. Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the units.

About Colombia Goldfields

Colombia Goldfields Ltd., through its subsidiaries Compañia Minera de Caldas S.A. and Gavilan Minerals S.A., is developing a what we believe is a multi-million ounce gold resource in Colombia’s historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. The Company's full September 30, 2007, unaudited consolidated financial statements and management's discussion and analysis are available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

Disclaimer
This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.

Company Contact:

J. Randy Martin, Vice Chairman and CEO
Colombia Goldfields Ltd. (TSX: GOL / OTC BB: CGDF)
8 King Street East, Suite 208
Toronto, Ontario, M5C 1B5
T: 416-203-3856
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

U.S. Investor Relations:	Canadian Investor Relations:

Michelle Roth Roth Investor Relations, Inc. Tel. +1 732 792 2200 Email: michelleroth@rothir.com	Martti Kangas The Equicom Group Toronto, ON 416-815-0700 x 243